EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
Acceptance Insurance Companies Inc.


We consent to the incorporation by reference in Registration Statement No. 33-53730 and No. 33-68856 on Form S-3 and in Registration Statement No. 33-07397, No. 33-67180 and No. 33-51441 on Form S-8 of Acceptance Insurance Companies Inc. of our reports dated March 12, 1997 which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting method as described in
Note 1 to the consolidated financial statements appearing in this Annual Report on Form 10-K of Acceptance Insurance Companies Inc. for the year ended December 31, 1996.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 27, 1997